EXHIBIT 1
EXECUTION VERSION

SETTLEMENT AGREEMENT
This SETTLEMENT AGREEMENT (this "Agreement") is made and entered into as of June 19, 2018, by and among (a) SandRidge Energy, Inc. a Delaware corporation (the "Company"), (b) Carl C. Icahn, Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital L.P., Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., High River Limited Partnership, Hopper Investments LLC, and Barberry Corp. (collectively, the "Icahn Group") , and (c) Bob Alexander, Sylvia K. Barnes, Jonathan Christodoro, William M. Griffin, Jr., John "Jack" Lipinski and Randolph Read (the "Continuing Nominees"). The Company, the Icahn Group and the Continuing Nominees are each referred to herein as a "Party" and collectively, as the "Parties."
RECITALS
WHEREAS, the Board of Directors of the Company (the "Board") previously nominated Sylvia K. Barnes, Kenneth H. Beer, Michael L. Bennett, William M. Griffin, Jr. and David J. Kornder for election to the Board at the Company's 2018 Annual Meeting of Shareholders (the "2018 Annual Meeting");
WHEREAS, the Icahn Group nominated Bob Alexander, Jonathan Christodoro, Nancy Dunlap, Jonathan Frates, Nicholas Graziano, John "Jack" Lipinski, and Randolph Read for election to the Board at the 2018 Annual Meeting;
WHEREAS, the Company and the Icahn Group have determined to come to an agreement with respect to the ultimate composition of the Board and certain other matters, as provided in this Agreement;
WHEREAS, in connection therewith, each of Kenneth H. Beer, Michael L. Bennett, Nancy Dunlap, Jonathan Frates, Nicholas Graziano and David J. Kornder (the "Withdrawing Nominees") have determined to withdraw, among other things, their consent to be nominated to the Board at the 2018 Annual Meeting;
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:
1. Board Composition and Related Matters. As promptly as practicable after (but no later than the day immediately following) the certification by the independent inspector of elections in connection with the 2018 Annual Meeting (the "Election Certification") and their appointment to the Board, the Continuing Nominees shall take all necessary actions to (a) fix the size of the Board at eight (8) directors and (b) appoint to the Board each of Jonathan Frates and David J. Kornder, each of whom has consented to serve as a director to serve a term expiring at the close of the Company's 2019 Annual Meeting or until his or her successor is duly elected to the vacancies on the Board.
2. Director Compensation Matters & Outside Professional Fees.
(a) The Company represents and warrants that each Withdrawing Nominee who is an incumbent member of the Board is not entitled to any compensation from the Company other than as has been disclosed prior to the date of this Agreement in the Company's filings with the United States Securities and Exchange Commission (including any exhibits), understanding that the 2018 director compensation program remains unchanged from the director compensation program initiated following the 2017 Annual Meeting, as described in the Company's proxy statement for the 2018 Annual Meeting, and the Company agrees not to authorize, approve or agree to provide any compensation to the Withdrawing Nominees who are incumbent members of the Board other than has been disclosed prior to the date of this Agreement in the Company's filings with the United States Securities and Exchange Commission (including any exhibits). The withdrawal from nomination at the 2018 Annual Meeting by the Withdrawing Nominees who are incumbent members of the Board shall not be deemed to be a Termination of Directorship prior to the consummation of a Change in Control within the meaning of the outstanding restricted stock awards held by such individuals. The Withdrawing Nominees shall be Third Party beneficiaries of this Section 2(a).
(b) The Company agrees not to pay or agree to pay, nor to authorize or approve the payment of, any professional fees or expenses of advisors to the Company that were incurred in connection with the proxy contest related to the 2018 Annual Meeting and were unpaid or unbilled as of the date of this Agreement unless or until such fees or expenses have been reviewed by the Board, as constituted after giving effect to Section 1 hereof.
3. Non-Release. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall constitute a release, settlement, acquittal and/or discharge of any claims or causes of action of any Party or any Withdrawing Nominee against any Other Party or any Withdrawing Nominee or any agent, representative, advisor, consultant or attorney of any Other Party or any Withdrawing Nominee.
4. Public Announcements.  No earlier than 6:30 p.m., New York City time, on the date hereof, the Company shall announce this Agreement and the material terms hereof by means of a press release in the form attached hereto as Exhibit A (the "Press Release"). The Company shall not make any public announcement or statement that contradicts or disagrees with the statements made in the Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the Icahn Group. The Company acknowledges that the Icahn Group intends to file this Agreement as an exhibit to its Schedule 13D pursuant to an amendment.
5. Compliance with Securities Laws.  Each member of the Icahn Group acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
6. Affiliates. Each member of the Icahn Group shall cause its controlled Affiliates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such controlled Affiliate. A breach of this Agreement by a controlled Affiliate of any member of the Icahn Group, if such controlled Affiliate is not a Party, shall be deemed to occur if such controlled Affiliate engages in conduct that would constitute a breach of this Agreement if such controlled Affiliate was a Party to the same extent as a member of the Icahn Group.

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7.             Representations and Warranties.
(a) Each of the Continuing Nominees represents and warrants that he or she is sui juris and of full capacity. In addition, each Continuing Nominee represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and that this Agreement has been duly and validly executed and delivered by such Continuing Nominee, constitutes a valid and binding obligation and agreement of such Continuing Nominee and is enforceable against such Continuing Nominee in accordance with its terms.
(b) Each member of the Icahn Group represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by each member of the Icahn Group, constitutes a valid and binding obligation and agreement of each member of the Icahn Group and is enforceable against each member of the Icahn Group in accordance with its terms.
(c) The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.
8. Expenses.  Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby as well as the proxy contest related to the 2018 Annual Meeting.
9. Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:
If to the Company: SandRidge Energy, Inc. 123 Robert S. Kerr Oklahoma City, OK 73112 Attention: Philip T. Warman	with copies (which shall not constitute notice) to: Vinson & Elkins L.L.P. 666 Fifth Avenue, 26th Floor New York, NY 10103-0040 Attention: Steve Gill and Lawrence Elbaum
If to the Icahn Group: Icahn Associates Holdings LLC 767 Fifth Avenue, 47th Floor New York, NY 10153 Email: KCozza@sfire.com Attention: Keith Cozza with a copy (which shall not constitute notice) to:
Icahn Associates Holdings LLC
767 Fifth Avenue, 47th Floor
New York, NY 10153
Email:  JLynn@sfire.com
LPastor@sfire.com
Attention:  Jesse Lynn
                      Louie Pastor

10. Governing Law; Jurisdiction; Jury Waiver.  This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles.  The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in the United States District Court for the District of Delaware, or, if such Court does not have subject matter jurisdiction, to the state courts of Delaware located in Wilmington, Delaware, and any appellate court from any such Federal or state courts.  Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in any such court has been brought in any inconvenient forum.  Each Party consents to accept service of process in any such Legal Proceeding by service of a copy thereof upon its registered agent in the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 9.  Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
11. Specific Performance.  Each Party acknowledges and agrees that immediate and irreparable injury and harm to one or more of the Other Parties would occur in the event any provision of this Agreement was not performed in accordance with such provision's specific terms or was otherwise breached or threatened to be breached and that such injury and harm would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each Party (the "Moving Party") shall be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Parties hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. This Section 11 shall not be the exclusive remedy for any violation of this Agreement.

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12. Certain Definitions and Interpretations.  As used in this Agreement:  (a) the terms "Affiliate" and "Associate" (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; (b) the term "Annual Meeting" means each annual meeting of shareholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (c) the term "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (d) the terms " "person" and "proxy" (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (e) the term "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (f) "Legal Process" means any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes issued by a court or other governmental body of competent jurisdiction; (g) the term "Other Party" means (i) in the case of the Company, any member of the Icahn  Group, and (ii) in the case of any member of the Icahn Group, the Company; (h) the term "Representatives" means a person's Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (i) the term "SEC" means the U.S. Securities and Exchange Commission; and (j) the term "Third Party" refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party.  In this Agreement, unless a clear contrary intention appears, (i) the word "including" (in its various forms) means "including, without limitation;" (ii) the words "hereunder," "hereof," "hereto" and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word "or" is not exclusive; and (iv) references to "Sections" in this Agreement are references to Sections of this Agreement unless otherwise indicated.
13.                Miscellaneous.
(a) This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
(b) This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
(c) Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.
(d) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.
(e) Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.
(f) This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in "portable document format" (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
[Signature Pages Follow]
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IN WITNESS WHEREOF, each of the Parties has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

SANDRIDGE ENERGY, INC.
By:  /s/ William M. Griffin Jr.
Name: William M. Griffin, Jr.
Title:   Chief Executive Officer

 [SIGNATURE PAGE TO SETTLEMENT AGREEEMENT]
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ICAHN PARTNERS MASTER FUND LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By:  /s/ Edward E. Mattner
 Name: Edward E. Mattner
 Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By:  /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/  Carl C. Icahn
___________________________________________
CARL C. ICAHN

 [SIGNATURE PAGE TO SETTLEMENT AGREEEMENT]

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JONATHAN CHRISTODORO
/s/ Jonathan Christodoro

JOHN "JACK" LIPINSKI
/s/ John "Jack" Lipinski

BOB G. ALEXANDER

/s/ Bob G. Alexander

RANDOLPH C. READ

/s/ Randolph C. Read

 [SIGNATURE PAGE TO SETTLEMENT AGREEEMENT]

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SYLVIA K. BARNES
/s/ Sylvia K. Barnes

WILLIAM M. GRIFFIN, JR.
/s/ William M. Griffin Jr.

 [SIGNATURE PAGE TO SETTLEMENT AGREEEMENT]
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Exhibit A
Press Release
[See attached]
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SandRidge Energy Announces Preliminary Voting Results of 2018 Annual Meeting and Reaches Agreement with Icahn Capital Regarding Board Composition

Board Expanded to Eight Directors

OKLAHOMA CITY, June 19, 2018 — SandRidge Energy, Inc. ("SandRidge" or the "Company") (NYSE: SD) today announced that, based on preliminary voting results at today's 2018 Annual Meeting, Sylvia K. Barnes and William M. Griffin have been re-elected and Robert Alexander, Jonathan Christodoro, John J. "Jack" Lipinski, and Randolph C. Read, nominees who were put forth by Icahn Capital ("Icahn"), were elected to the SandRidge Board.  The results for the seventh seat on the Board were too close to call as of the close of the polls.

As part of a settlement agreement, the remaining nominees for election to the Board withdrew their nominations following the closing of the polls.  In addition, the six newly-elected Directors have agreed to expand the Board by one seat to eight, and agreed to appoint Jonathan Frates and David Kornder to the remaining seats.  As a result, the newly constituted SandRidge Board will consist of three incumbent Directors and five Icahn nominees: Robert Alexander, Sylvia K. Barnes, Jonathan Christodoro, Jonathan Frates, William M. Griffin, David Kornder, John J. "Jack" Lipinski, and Randolph C. Read.

SandRidge issued the following statement:

"We are pleased to have reached this agreement with Icahn and welcome our new directors to the Board.  We look forward to working together in a constructive manner as we execute our plan and continue our strategic review process to maximize value for all SandRidge shareholders. The last several months have presented numerous challenges for our employees and we want to thank our team for their ongoing commitment and dedication. We would also like to thank our departing directors for their service and contributions to the Company."

SandRidge also noted that the preliminary voting results indicate that shareholders voted against the continuation of the Short-Term Rights Plan and the non-binding proposal related to compensation of the Company's named executive officers.  Shareholders voted to appoint PricewaterhouseCoopers LLP ("PwC") as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

The voting outcomes are considered preliminary until the final results are tabulated and certified by the independent inspector of elections. The final results will be reported on a Form 8-K that will be filed with the Securities and Exchange Commission (SEC) in due course and available at the SEC's website at www.sec.gov.

About SandRidge Energy, Inc.
SandRidge Energy, Inc. (NYSE: SD) is an oil and natural gas exploration and production company headquartered in Oklahoma City, Oklahoma with its principal focus on developing high-return, growth oriented projects in Oklahoma and Colorado. The majority of the Company's production is generated from the Mississippi Lime formation in Oklahoma and Kansas. Development activity is currently focused on the Meramec formation in the NW STACK Play in Oklahoma and multiple oil rich Niobrara benches in the North Park Basin in Colorado.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements concerning our expectations for future performance, including statements regarding the exploration of strategic alternatives, the pursuit of options that maximize shareholder value and the consideration of candidates for nomination to SandRidge's Board of Directors. These "forward-looking statements" are based on currently available information, operating plans and projections about future events and trends. They inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: uncertain outcome, impact, effects and results of SandRidge's exploration of strategic alternatives; and any changes in general economic or industry specific conditions. SandRidge cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in SandRidge's public filings with the SEC, which are available at the SEC's website, http://www.sec.gov. Each forward-looking statement speaks only as of the date of the particular statement, and SandRidge undertakes no obligation to publicly update any of these forward-looking statements to reflect events or circumstances that may arise after the date hereof.
Investor Contact:
Johna Robinson
Investor Relations
SandRidge Energy, Inc.
123 Robert S. Kerr Avenue
Oklahoma City, OK 73102
+1 (405) 429-5515

MacKenzie Partners, Inc.
Dan Burch, +1 (212) 929-5748, dburch@mackenziepartners.com
Paul Schulman, +1 (212) 929-5364, pschulman@mackenziepartners.com

Media Contact:
SVC
Bryan Locke, +1 (312) 895-4700, blocke@sardverb.com

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